EXHIBIT 99.1


INTERGOLD CORPORATION (OTC BB-IGCO)


From: Kathy Price [Kprice@AnneMcbride.com]
Sent: Wednesday, March 30, 2005 6:51 AM
Subject: PETROGEN PURCHASES MATAGORDA ISLAND NATURAL GAS PIPELINE



                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE


PETROGEN PURCHASES MATAGORDA ISLAND NATURAL GAS PIPELINE

-  Recent Pressure Test of Emily Hawes #3-A Well Yields Reading of 1750 PSI  -

HOUSTON, TX - MARCH 30, 2005 - PETROGEN CORP. (OTC BULLETIN BOARD: PTGC) announced today that it purchased the natural gas transmission pipeline located on Matagorda Island in the Texas Gulf Coast from Sweet Oil Company. Terms of the transaction were not disclosed. Petrogen now controls the only gas gathering right-of-way on Matagorda Island, as this is the only existing pipeline on the island. Ownership of the pipeline gives the Company the ability to transport its own production from the Emily Hawes Field property as well as to transfer production from other operators on the island.

"This is an exciting, strategic development for Petrogen," said Sacha H. Spindler, Chairman and Chief Executive. "Ownership of the Matagorda Island pipeline enables us to immediately monetize our Emily Hawes Miocene gas, as well as serves as an anchor for driving our future exploration and development on the Island. Furthermore, possession of the Matagorda Island pipeline provides Petrogen with a source of potential additional revenue through the transport of third-party gas from the Island."

The pipeline has the capacity to transport up to 20 million cubic feet gross natural gas per day. During the last six months, the Company conducted integrity tests on the pipeline to ensure transmission capacity and it made upgrades where necessary. Today, the pipeline is fully ready for production and transport of natural gas.

In addition, Petrogen returned to Matagorda Island on March 15 to conduct a pressure test on the Emily Hawes #3-A Sidetrack (E.H. #3-A) well. The test yielded a tubing pressure reading of 1,750 psi, which strongly indicates the E.H. #3-A well will produce as expected. In addition, this test provided information necessary for the Company to determine the equipment needed to hook-up the well to the pipeline.

On November 23, Petrogen announced that it successfully tested gas on the E.H. #3-A from the Miocene M1 sand. At that time, the M1 sand tested at 978 mcf per day of natural gas on a 14/64" choke with flowing tubing pressure of 1395 psi. The final shut in pressure was recorded at 1950 psi, and calculated absolute open flow (AOF) was recorded at 1,998 mcf per day of natural gas. Pressures continued to build during testing, indicating that the well may still be cleaning up. The test results were achieved against 400 lbs of backpressure.

ABOUT MATAGORDA  ISLAND

Matagorda Island is one of seven barrier islands located off the Texas coastal line in the Texas Gulf Coast. Today, Texas and the Texas Gulf Coast represent one of the premier oil and gas exploration regions in the world, accounting for 32% of all natural gas production and 27% of proved natural gas reserves in the United States. Over the past few years, several large discoveries by Shell, BP and Chevron Texaco have contributed to the growing prominence of the Gulf Coast region as a hotbed for the expansion of domestic natural gas developments. Matagorda Island is approximately 34 miles long by 4 miles wide and is situated along the prolific, gas-producing Miocene/Frio trend.

ABOUT PETROGEN

Petrogen Corp. is a Houston, Texas based energy company currently pursuing and developing natural gas properties with proven reserves in the Texas Gulf Coast and Permian Basin regions. For further information, please visit the Company's website at www.petrogencorp.com.


                                     # # #

________________________________________________________________________________

THIS NEWS RELEASE MAY INCLUDE  FORWARD-LOOKING  STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.


CONTACTS:

     COMPANY CONTACT                     INVESTOR RELATIONS CONTACTS:

Louis J. Fruchier              Kathy Price                  Barry Gross
V.P. Corporate Development     Managing Director            President
& Communications               The Anne McBride Company     Gross Capital, Inc.
Petrogen Corp.                 New York, NY                 Corpus Christi, TX
888-875-1155                   212-983-1702, x212           361-949-4999


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